Exhibit 99.1

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2013 and December 31, 2012

and for the periods ended March 31, 2013 and 2012

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands except share and per share amounts)

	March 31, 2013	December 31, 2012
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $2,326,138 and $2,335,832)	$2,383,510	$2,425,240
Investments carried at fair value	191,665	190,321
Investments pledged as collateral, at fair value (amortized cost $487,035 and $487,880)	496,627	501,873
Short-term investments held as available-for-sale, at fair value (amortized cost $260,302 and $175,763)	260,608	176,015
Other investments (amortized cost of $8,562 and $8,662)	16,429	16,216

Total investments	3,348,839	3,309,665
Cash and cash equivalents	222,784	265,409
Securities purchased under agreements to resell	473,500	480,500
Secured loan to an affiliate	1,680,545	1,651,408
Accrued investment income	54,295	54,465
Deferred acquisition costs	379,612	400,970
Premiums receivable	249,507	254,363
Insurance loss recoverable	254,208	248,925
Property and equipment at cost (less accumulated depreciation of $10,626 and $9,725)	60,950	61,719
Receivable for investments sold	2,277	16,457
Other assets	13,688	10,031

Total assets	$6,740,205	$6,753,912

Liabilities and equity
Liabilities:
Unearned premium revenue	$1,823,319	$1,928,351
Loss and loss adjustment expense reserves	159,799	151,892
Securities sold under agreements to repurchase	473,500	480,500
Current income taxes	47,215	16,418
Deferred income taxes, net	219,942	232,165
Payable for investments purchased	50,427	49,893
Derivative liabilities	7,276	7,336
Other liabilities	14,801	11,653

Total liabilities	2,796,279	2,878,208

Commitments and contingencies (See Note 9)
Equity:
Common stock, par value $30 per share; authorized, issued and outstanding shares—500,000 shares	15,000	15,000
Additional paid-in capital	2,341,459	2,341,599
Retained earnings	1,534,595	1,441,992
Accumulated other comprehensive income (loss), net of tax of $23,798 and $36,598	44,196	67,967

Total shareholder’s equity	3,935,250	3,866,558
Noncontrolling interest	8,676	9,146

Total equity	3,943,926	3,875,704

Total liabilities and equity	$6,740,205	$6,753,912

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2013	2012
Revenues:
Premiums earned:
Scheduled premiums earned	$55,258	$57,934
Refunding premiums earned	45,422	42,875

Premiums earned (net of ceded premiums of $0 and $1)	100,680	100,809
Net investment income	49,466	53,909
Fees, reimbursements and other	1,606	1,597
Change in fair value of insured derivatives:
Realized gains and other settlements on insured derivatives	98	105
Unrealized gains (losses) on insured derivatives	(38)	20

Net change in fair value of insured derivatives	60	125
Net gains (losses) on financial instruments at fair value and foreign exchange	32,280	9,894

Total revenues	184,092	166,334
Expenses:
Losses and loss adjustment	4,197	14,342
Amortization of deferred acquisition costs	21,479	22,145
Operating	18,043	80,453
Interest expense	4	10

Total expenses	43,723	116,950

Income before income taxes	140,369	49,384
Provision for income taxes	47,742	15,253

Net income	92,627	34,131
Net income attributable to noncontrolling interest	24	108

Net income available to common shareholder	$92,603	$34,023

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2013	2012
Net income (loss)	$92,627	$34,131
Other comprehensive income (loss):
Unrealized holding gains (losses) during the period	(9,281)	15,043
Provision (benefit) for income taxes	(3,249)	5,289

Total	(6,032)	9,754
Reclassification adjustments for (gains) losses included in net income (loss)	(27,290)	(3,906)
Provision (benefit) for income taxes	(9,551)	(1,367)

Total	(17,739)	(2,539)

Total other comprehensive income (loss)	(23,771)	7,215

Comprehensive income (loss)	68,856	41,346
Less: comprehensive income (loss) attributable to noncontrolling interests	24	108

Comprehensive income (loss) attributable to common shareholder	$68,832	$41,238

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY (Unaudited)

For The Three Months Ended March 31, 2013

(In thousands except share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity	Noncontrolling Interest	Total Equity

	Shares	Amount
Balance, December 31, 2012	500,000	$15,000	$2,341,599	$1,441,992	$67,967	$3,866,558	$9,146	$3,875,704

Net income	-	-	-	92,603	-	92,603	24	92,627
Other comprehensive income (loss)	-	-	-	-	(23,771)	(23,771)	-	(23,771)
Share-based compensation, net of tax of $140	-	-	(140)	-	-	(140)	-	(140)
Distributions to noncontrolling interest	-	-	-	-	-	-	(494)	(494)

Balance, March 31, 2013	500,000	$15,000	$2,341,459	$1,534,595	$44,196	$3,935,250	$8,676	$3,943,926

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Premiums, fees and reimbursements received	$3,631	$4,481
Return of refunded premiums paid	(1,465)	(9,701)
Investment income received	29,019	41,453
Financial guarantee losses and loss adjustment expenses paid	(1,581)	(12,863)
Proceeds from reinsurance and recoveries	7	-
Operating and employee related expenses paid	(19,511)	(20,142)
Income taxes paid	(16,508)	(34,719)

Net cash used by operating activities	(6,408)	(31,491)

Cash flows from investing activities:
Purchase of fixed-maturity securities	(527,249)	(264,204)
Sale and redemption of fixed-maturity securities	581,659	309,295
Principal paydown on asset pledged by an affiliate	-	23,700
(Purchase) sale of short-term investments, net	(89,971)	63,630
(Purchase) sale of other investments, net	(67)	1,261
Capital expenditures	(95)	(603)

Net cash (used) provided by investing activities	(35,723)	133,079

Cash flows from financing activities:
Distributions to noncontrolling interest, net	(494)	(265)

Net cash used by financing activities	(494)	(265)

Net (decrease) increase in cash and cash equivalents	(42,625)	101,323
Cash and cash equivalents—beginning of period	265,409	137,170

Cash and cash equivalents—end of period	$222,784	$238,493

Reconciliation of net income to net cash used by operating activities:
Net income	$92,627	$34,023
Adjustments to reconcile net income to net cash used by operating activities:
Changes in:
Accrued investment income	(29,011)	(20,442)
Premiums receivable	4,857	6,529
Deferred acquisition costs	21,357	23,695
Unearned premium revenue	(105,032)	(114,573)
Loss and loss adjustment expense reserves	7,907	12,564
Insurance loss recoverable	(5,283)	(11,082)
Payable to affiliates	(3,399)	1,482
Accrued expenses	2,943	58,804
Current income taxes	30,797	(3,562)
Amortization of bond discounts, net	4,934	4,600
Depreciation	863	885
Net (gains) losses on financial instruments at fair value and foreign exchange	(32,280)	(9,894)
Unrealized (gains) losses on insured derivatives	38	(20)
Deferred income tax provision (benefit)	438	(15,904)
Noncontrolling interest	-	108
Other operating	1,836	1,296

Total adjustments to net income	(99,035)	(65,514)

Net cash used by operating activities	$(6,408)	$(31,491)

The accompanying notes are an integral part of the consolidated financial statements.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments and Risks and Uncertainties

Summary

National Public Finance Guarantee Corporation is a wholly-owned subsidiary of MBIA Inc. through an intermediary holding company, National Public Finance Guarantee Holdings, Inc. (“National Holdings”). National Real Estate Holdings of Armonk, LLC is a wholly-owned subsidiary of National. National Public Finance Guarantee Corporation and its subsidiaries are referred to as “National.”

Through its reinsurance of United States (“U.S.”) public finance financial guarantees from MBIA Insurance Corporation and Financial Guaranty Insurance Company (“FGIC”), National’s insurance portfolio consists of municipal bonds, including tax-exempt and taxable indebtedness of U.S. political subdivisions, as well as utility districts, airports, health care institutions, higher educational facilities, student loan issuers, housing authorities and other similar agencies and obligations issued by private entities that finance projects that serve a substantial public purpose. Municipal bonds and privately issued bonds used for the financing of public purpose projects generally are supported by taxes, assessments, user fees or tariffs related to the use of these projects, by lease payments or by other similar types of revenue streams.

Business Developments and Risks and Uncertainties

National has been unable to write meaningful amounts of new insurance business since its formation in 2009, and does not expect to write significant new insurance business prior to an upgrade of its credit ratings. As of March 31, 2013, National was rated BB with a developing outlook by Standard & Poor’s Financial Services LLC (“S&P”) and Baa2 with a review for downgrade by Moody’s Investors Service, Inc. In May of 2013, S&P upgraded National’s rating to BBB with a credit watch positive outlook.

In May of 2013, MBIA Inc., together with its subsidiaries MBIA Insurance Corporation and National, entered into a comprehensive settlement agreement and related agreements (the “BofA Settlement Agreement”) with Bank of America Corporation and certain of its subsidiaries (collectively, “Bank of America”). Additionally, in May of 2013, MBIA Inc., together with its subsidiaries, MBIA Insurance Corporation and National, entered into a settlement agreement with Societe Generale. As a result of the Bank of America settlement and the Societe Generale settlement, all litigation brought originally by the group of eighteen domestic and international financial institutions, relating to the establishment of National, has been resolved.

MBIA Inc. has put in place agreements that allocate liquidity resources among its entities in order to fund commutations and provide liquidity where needed. Such agreements between National and its affiliates have required the approval of the New York State Department of Financial Services (“NYSDFS”). National’s ability to continue to provide its affiliates with liquidity and capital support and to pay dividends to MBIA Inc. will, in most cases, require further approvals from the NYSDFS, and there can be no assurance that National will be able to obtain such approvals. In addition, in connection with providing such approvals, the NYSDFS may require National to agree to take, or refrain from taking, certain actions.

Key Lending Agreements with Affiliates

National has entered into agreements with affiliates, which provide resources to affiliates that are more liquidity constrained, as follows:

National Secured Loan

In 2011, National provided the $1.1 billion secured loan to MBIA Insurance Corporation (“National Secured Loan”) in order to enable MBIA Insurance Corporation to fund settlements and commutations of its insurance policies. This loan was approved by the NYSDFS as well as by the boards of directors of MBIA Inc., MBIA Insurance Corporation and National. The National Secured Loan has a fixed annual interest rate of 7% and a maturity date of December 2016. MBIA Insurance Corporation has the option to defer payments of interest when due by capitalizing interest amounts to the loan balance, subject to the collateral value exceeding certain thresholds. MBIA Insurance Corporation has elected to defer the interest payments due under the loan. MBIA Insurance Corporation’s obligation to repay the loan is secured by a pledge of collateral having an estimated value in excess of the notional amount of the loan as of March 31, 2013, which collateral comprised the following future receivables of MBIA Insurance Corporation: (i) its right to receive put-back recoveries related to ineligible mortgage loans included in its insured second-lien residential mortgage-backed securities (“RMBS”) transactions; (ii) future recoveries on defaulted insured second-lien RMBS transactions resulting from expected excess spread generated by performing loans in such transactions; and (iii) future installment premiums. During 2012, MBIA Insurance Corporation borrowed an additional $443 million under the National Secured Loan with the approval of the NYSDFS at the same terms as the original loan to fund additional commutations of its insurance policies. As of March 31, 2013, the outstanding principal amount, which includes capitalized interest under this loan was $1.7 billion. In connection with the BofA Settlement, MBIA Insurance Corporation repaid the National Secured Loan and extinguished the agreement.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments, Risks and Uncertainties (continued)

Asset Swap

National maintains simultaneous repurchase and reverse repurchase agreements (“Asset Swap”) with MBIA Inc. for up to $2.0 billion based on the fair value of securities borrowed. The Asset Swap provides MBIA Inc. with eligible assets to pledge under investment agreements and derivative contracts in MBIA Inc.’s asset/liability products business. As of March 31, 2013, the notional amount utilized under each of these agreements was $474 million and the fair value of collateral pledged by National and MBIA Inc. under these agreements was $497 million and $517 million, respectively. The net average interest rate on these transactions was 0.10% and 0.88% for the three months ended March 31, 2013 and 2012 respectively. The NYSDFS approved the Asset Swap in connection with the re-domestication of National to New York. National has committed to the NYSDFS to use commercially reasonable efforts to reduce the amount of the Asset Swap over time.

Note 2: Significant Accounting Policies

National has disclosed its significant accounting policies in “Note 2: Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in Exhibit 99.1 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012. The following significant accounting policies provide an update to those included under the same captions in Exhibit 99.1 to MBIA Inc.’s Annual Report on Form 10-K.

Basis of Presentation

The accompanying consolidated financial statements are unaudited and include the accounts of National and its wholly-owned subsidiaries. The accompanying unaudited interim consolidated financial statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America (“GAAP”) for annual periods. These statements should be read in conjunction with National’s consolidated financial statements and notes thereto included in Exhibit 99.1 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012. The accompanying consolidated financial statements have not been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), but in the opinion of management such consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of National’s consolidated financial position and results of operations.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results.

The results of operations for the three months ended March 31, 2013 may not be indicative of the results that may be expected for the year ending December 31, 2013. The December 31, 2012 consolidated balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP for annual periods. Certain amounts have been reclassified in prior years’ financial statements to conform to the current presentation. Such reclassifications had no impact on total revenues, expenses, assets, liabilities, or shareholder’s equity for all periods presented.

Subsequent Events

National evaluated all subsequent events as of May 9, 2013, the date of issuance of the consolidated financial statements, for inclusion in National’s consolidated financial statements and/or accompanying notes.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (ASU 2013-02)

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU” 2013-02, “Comprehensive Income (Topic 220)—Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” that requires an entity to present information about the amounts reclassified out of accumulated other comprehensive income (“AOCI”) by component and to present significant amounts reclassified out of AOCI by the respective line items of net income. The amendment will only affect National’s disclosures and will not affect National’s consolidated balance sheets, results of operations, or cash flows. National adopted this standard in the first quarter of 2013. Refer to “Note 8: Accumulated Other Comprehensive Income” for these disclosures.

Disclosures about Offsetting Assets and Liabilities (ASU 2011-11)

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210)—Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 creates new disclosure requirements about the nature of National’s rights of setoff and related arrangements associated with its financial instruments and derivative instruments. This amendment does not change the existing offsetting eligibility criteria or the permitted balance sheet presentation for those instruments that meet the eligibility criteria. The disclosure requirements are effective for National beginning in the first quarter of 2013. In January 2013, the FASB issued ASU 2013-01, “Balance Sheet (Topic 210)—Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2013-01 clarifies that ASU 2011-11 applies only to derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in the FASB Accounting Standards Codification or subject to a master netting arrangement or similar agreement. National has no financial instruments affected by this standard, therefore, there is no impact on National from the adoption of this standard.

Refer to the Notes to Consolidated Financial Statements of National included in Exhibit 99.1 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 for further information regarding the effects of recently adopted accounting standards on prior year financial statements.

Note 4: Loss and Loss Adjustment Expense Reserves

For the three months ended March 31, 2013, National recognized $4 million of loss and loss adjustment expense (“LAE”).

Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” in the Notes to Consolidated Financial Statements included in Exhibit 99.1 to MBIA Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for information about National’s monitoring of outstanding insured obligations and for additional information about its loss reserving process.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Loss and Loss Adjustment Expense Reserves (continued)

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of March 31, 2013:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	21	7	6	48	82
Number of issues(1)	9	4	6	18	37
Remaining weighted average contract period (in years)	11.2	6.1	12.5	12.9	11.5
Gross insured contractual payments outstanding(2):
Principal	$818	$176	$122	$842	$1,958
Interest	1,158	62	77	996	2,293

Total	$1,976	$238	$199	$1,838	$4,251

Gross claim liability	$-	$-	$-	$313	$313
Less:
Gross potential recoveries	-	-	-	389	389
Discount, net	-	-	-	(6)	(6)

Net claim liability (recoverable)	$-	$-	$-	$(70)	$(70)

Unearned premium revenue	$15	$1	$2	$17	$35

(1)	-	An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2)	-	Represents contractual principal and interest payments due by the issuer of the obligations insured by National.

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of December 31, 2012:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	20	9	7	48	84
Number of issues(1)	9	4	7	18	38
Remaining weighted average contract period (in years)	11.1	7.4	12.8	13.1	11.7
Gross insured contractual payments outstanding(2):
Principal	$817	$190	$122	$843	$1,972
Interest	1,161	88	80	999	2,328

Total	$1,978	$278	$202	$1,842	$4,300

Gross claim liability	$-	$-	$-	$310	$310
Less:
Gross potential recoveries	-	-	-	387	387
Discount, net	-	-	-	(6)	(6)

Net claim liability (recoverable)	$-	$-	$-	$(71)	$(71)

Unearned premium revenue	$12	$4	$2	$18	$36

(1)	-	An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2)	-	Represents contractual principal and interest payments due by the issuer of the obligations insured by National.

National’s potential recoveries are typically based on either salvage rights, the rights conferred to National through the transactional documents (inclusive of the insurance agreement), or subrogation rights embedded within financial guarantee insurance policies. Expected salvage and subrogation recoveries, as well as recoveries from other remediation efforts, reduce National’s claim liability. Once a claim payment has been made, the claim liability has been satisfied and National’s right to recovery is no longer considered an offset to future expected claim payments, then it is recorded as a salvage asset. The amount of recoveries recorded by National is limited to paid claims plus the present value of projected future claim payments. As claim payments are made, the recorded amount of potential recoveries may exceed the remaining amount of claim liability for a given policy.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Loss and Loss Adjustment Expense Reserves (continued)

While National believes it will be successful in realizing recoveries from contractual and other claims, the ultimate amounts recovered may be materially different from those recorded by National given the inherent uncertainty in the manner of resolving the claims (e.g. litigation) and the assumptions used in the required estimation process for accounting purposes which are based, in part, on judgments and other information that are not easily corroborated by historical data or other relevant benchmarks.

The following table presents the components of National’s loss and LAE reserves and insurance loss recoverable as reported on National’s consolidated balance sheets as of March 31, 2013 and December 31, 2012 for insured obligations within National’s “Classified List.” The loss reserves (claim liability) and insurance claim loss recoverable included in the following table represent the present value of the probability-weighted future claim payments and recoveries reported in the preceding tables.

In millions	As of March 31, 2013	As of December 31, 2012
Loss reserves (claim liability)	$150	$143
LAE reserves	10	9

Loss and LAE reserves	$160	$152

Insurance claim loss recoverable	$(221)	$(216)
LAE insurance loss recoverable	(33)	(33)

Insurance loss recoverable	$(254)	$(249)

The following table presents changes in National’s loss and LAE reserves for the three months ended March 31, 2013. Changes in the loss and LAE reserves attributable to the accretion of the claim liability discount, changes in discount rates, changes in the timing and amounts of estimated payments and recoveries, changes in assumptions and changes in LAE reserves are recorded in “Losses and loss adjustment” expenses in National’s consolidated statements of operations. LAE reserves are expected to be settled within a one-year period and are not discounted. The weighted average risk-free rate used to discount the claim liability was 1.76% as of March 31, 2013.

In millions	Changes in Loss and LAE Reserves for Three Months Ended March, 31, 2013
Gross Loss and LAE Reserve as of December 31, 2012	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Changes in LAE Reserves	Gross Loss and LAE Reserve as of March 31, 2013

$152	$-	$-	$-	$-	$-	$7	$-	$1	$160

The increase in case reserves for the three months ended March 31, 2013 primarily related to the change in assumptions on previously established reserves.

The following table presents changes in National’s insurance loss recoverable for the three months ended March 31, 2013. Changes in the insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, changes in the timing and amounts of estimated collections, changes in assumptions and the changes in LAE recoverable are recorded in “Losses and loss adjustment” expenses in National’s consolidated statements of operations.

In millions	Changes in Insurance Loss Recoverable for the Three Months Ended March 31, 2013
Insurance Loss Recoverable as of December 31, 2012	Collections for Cases with Recoverables	Accretion of Insurance Loss Recoverable	Changes in Discount Rates	Changes in Timing of Collections	Changes in Amounts of Collections	Changes in Assumptions	Changes in LAE Recoverable	Insurance Loss Recoverable as of March 31, 2013

$249	$-	$-	$(1)	$-	$-	$6	$-	$254

The increase in insurance loss recoverable for the three months ended March 31, 2013 primarily related to the change in assumptions on previously established reserves.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Loss and Loss Adjustment Expense Reserves (continued)

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, National seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of a National insured obligation may, with the consent of National, restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with National insuring the restructured obligation.

Costs associated with remediating insured obligations assigned to National’s “Caution List—Low,” “Caution List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is primarily recorded as part of National’s provision for its loss reserves and included in “Losses and loss adjustment” expense on National’s consolidated statements of operations. The following table provides information about the gross expenses related to remedial actions for insured obligations included in National’s surveillance categories:

	Three months ended March 31,
In millions	2013	2012
Loss adjustment expense incurred, gross	$2	$3

Note 5: Fair Value of Financial Instruments

Fair value is a market-based measure considered from the perspective of a market participant. Therefore, even when market assumptions are not readily available, National’s own assumptions are set to reflect those which it believes market participants would use in pricing an asset or liability at the measurement date. The fair value measurements of financial instruments held or issued by National are determined through the use of observable market data when available. Market data is obtained from a variety of third-party sources, including dealer quotes. If dealer quotes are not available for an instrument that is infrequently traded, National uses alternate valuation methods, including either dealer quotes for similar instruments or modeling using market data inputs. The use of alternate valuation methods generally requires considerable judgment in the application of estimates and assumptions, and changes to such estimates and assumptions may produce materially different fair values.

The accounting guidance for fair value measurement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available and reliable. Observable inputs are those National believes that market participants would use in pricing an asset or liability based on available market data. Unobservable inputs are those that reflect National’s beliefs about the assumptions market participants would use in pricing an asset or liability based on the best information available. The fair value hierarchy is broken down into three levels based on the observability and reliability of inputs, as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that National can access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail any degree of judgment.

•

Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Level 2 assets include debt securities with quoted prices that are traded less frequently than exchange-traded instruments, securities which are priced using observable inputs and derivative contracts whose values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

•

Level 3—Valuations based on inputs that are unobservable and supported by little or no market activity and that are significant to the overall fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques where significant inputs are unobservable, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The availability of observable inputs can vary from product to product and period to period and is affected by a wide variety of factors, including the type of product, whether the product is new and not yet established in the marketplace, and other characteristics particular to the product. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, National assigns the level in the fair value hierarchy for which the fair value measurement in its entirety falls, based on the least observable input that is significant to the fair value measurement.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

1. Financial Instruments

Financial instruments held by National primarily consist of investments in debt securities. Substantially all of National’s investments are priced by independent third parties, including pricing services and brokers. Typically National receives one pricing service value or broker quote for each instrument, which represents a non-binding indication of value. National reviews the assumptions, inputs and methodologies used by pricing services to obtain reasonable assurance that the prices used in its valuations reflect fair value. When National believes a third-party quotation differs significantly from its internally developed expectation of fair value, whether higher or lower, National reviews its data or assumptions with the provider. This review includes comparing significant assumptions such as prepayment speeds, default ratios, forward yield curves, credit spreads and other significant quantitative inputs to internal assumptions, and working with the price provider to reconcile the differences. The price provider may subsequently provide an updated price. In the event that the price provider does not update their price, and National still does not agree with the price provided, National will try to obtain a price from another third-party provider, such as a broker, or use an internally developed price which it believes represents the fair value of the investment. The fair values of investments for which internal prices were used were not significant to the aggregate fair value of National’s investment portfolio as of March 31, 2013 or December 31, 2012. All challenges to third-party prices are reviewed by staff of National with relevant expertise to ensure reasonableness of assumptions.

In addition to challenging pricing assumptions, National obtains reports from the independent accountants for significant third-party pricing services attesting to the effectiveness of the controls over data provided to National. These reports are obtained annually and are reviewed by National to ensure key controls are applied by the pricing services, and that appropriate user controls are in place at the third-party pricing services organization to ensure proper measurement of the fair values of its investments. In the event that any controls in these reports are deemed as ineffective by independent accountants in these reports as ineffective, National will take the necessary actions to ensure that internal user controls are in place to mitigate the control risks. No deficiencies were noted for significant third-party pricing services used.

2. Internal Review Process

All significant financial instruments are reviewed by committees created by National to ensure compliance with National policies and risk procedures in the development of fair values of financial assets and liabilities. These valuation committees review, among other things, key assumptions used for internally developed prices, significant changes in sources and uses of inputs, including changes in model approaches, and any adjustments from third-party inputs or prices to internally developed inputs or prices. The committees also review any significant impairment or improvements in fair values of the financial instruments from prior periods. From time to time, these committees will reach out to National valuation experts to better understand key methods and assumptions used for the determination of fair value, including understanding significant changes in fair values. These committees are comprised of senior finance team members with the relevant experience in the financial instruments their committee is responsible for. Each quarter, these committees document their agreement with the fair values developed by management of National as reported in the quarterly and annual financial statements.

Valuation Techniques

Valuation techniques for financial instruments measured at fair value or disclosed at fair value are described below.

Fixed-Maturity Securities (including short-term investments) Held as Available-For-Sale, Investments Carried at Fair Value, Investments Pledged as Collateral, and Other Investments

Fixed-maturity securities (including short-term investments) held as available-for-sale (“AFS”), investments carried at fair value, investments pledged as collateral, and other investments include investments in U.S. Treasury and government agencies, foreign governments, corporate obligations, mortgage-backed securities and asset-backed securities (“ABS”) (including commercial mortgage-backed securities and collateralized debt obligations (“CDOs”)), state and municipal bonds and other investments (including perpetual debt securities, loans receivables and money market mutual funds).

These investments are generally valued based on recently executed transaction prices or quoted market prices. When quoted market prices are not available, fair value is generally determined using quoted prices of similar investments or a valuation model based on observable and unobservable inputs. Inputs vary depending on the type of investment. Observable inputs include contractual cash flows, interest rate yield curves, credit default swap (“CDS”) spreads, prepayment and volatility scores, diversity scores, cross-currency basis index spreads, and credit spreads for structures similar to the financial instrument in terms of issuer, maturity and seniority.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

Investments based on quoted market prices of identical investments in active markets are classified as Level 1 of the fair value hierarchy. Level 1 investments generally consist of U.S. Treasury and government agency and money market securities. Quoted market prices of investments in less active markets, as well as investments which are valued based on other than quoted prices for which the inputs are observable, such as interest rate yield curves, are categorized in Level 2 of the fair value hierarchy. Investments that contain significant inputs that are not observable are categorized as Level 3.

Cash and Cash Equivalents, Receivable for Investments Sold, Accrued Investment Income and Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, receivable for investments sold, accrued investment income and payable for investments purchased approximate their fair values due to the short-term nature and credit worthiness of these instruments.

Securities Purchased Under Agreements to Resell

The fair values of securities purchased under agreements to resell are determined based on the underlying securities posted as collateral for the resell agreements.

Secured Loan to an Affiliate

The fair value of the secured loan is determined as the net present value of expected cash flows from the loan. The discount rate is the yield to maturity of a comparable corporate bond index.

Securities Sold Under Agreements to Repurchase

The fair values of securities sold under agreements to repurchase are determined based on the underlying securities posted as collateral for the repurchase agreements.

Derivative Liabilities

Derivative liabilities are valued using market-based inputs, including interest rate yield curves, foreign exchange rates, and credit spreads. Derivative liabilities are classified as Level 2 within the fair value hierarchy.

Financial Guarantees

Gross Financial Guarantees —The fair value of gross financial guarantees is determined using discounted cash flow techniques based on inputs that include (i) assumptions of expected losses on financial guarantee policies where loss reserves have not been recognized, (ii) amount of losses expected on financial guarantee policies where loss reserves have been established, net of expected recoveries, (iii) the cost of capital reserves required to support the financial guarantee liability, (iv) operating expenses, and (v) discount rates. The CDS spread and recovery rates of a similar municipal bond insurance company are used as the discount rate for National as National does not have a published CDS spread and recovery rate.

The carrying value of National’s gross financial guarantees consists of unearned premium revenue and loss and LAE reserves net of the insurance loss recoverable as reported on National’s consolidated balance sheets.

Ceded Financial Guarantees —The fair value of ceded financial guarantees is determined by applying the percentage ceded to reinsurers to the related fair value of the gross financial guarantees. The carrying value of the ceded financial guarantees consists of prepaid reinsurance premiums as reported within “Other assets” on National’s consolidated balance sheets.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

Fair Value Measurements

The following tables present the fair value of National’s assets (including short-term investments) and liabilities measured and reported at fair value on a recurring basis as of March 31, 2013 and December 31, 2012:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Balance as of March 31, 2013
Assets:
Fixed-maturity investments:
U.S. Treasury and government agency	$311	$3	$-		$314
State and municipal bonds	-	1,177	20	(1)	1,197
Corporate obligations	-	595	-		595
Mortgage-backed securities:
Residential mortgage-backed agency	-	881	-		881
Residential mortgage-backed non-agency	-	18	1	(1)	19
Commercial mortgage-backed	-	22	1	(1)	23
Asset-backed securities:
Collateralized debt obligations	-	10	10	(1)	20
Other asset-backed	-	60	8	(1)	68

Total fixed maturity investments	311	2,766	40		3,117
Money market securities	212	-	-		212
Perpetual debt securities	3	8	-		11
Cash and cash equivalents	223	-	-		223

Total assets	$749	$2,774	$40		$3,563

Liabilities:
Derivative liabilities	$-	$7	$-		$7

Total liabilities	$-	$7	$-		$7

(1)	-	Unobservable inputs are either not developed by National or do not significantly impact the overall fair values of the aggregate financial assets and liabilities.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Balance as of December 31, 2012
Assets:
Fixed-maturity investments:
U.S. Treasury and government agency	$340	$4	$-		$344
State and municipal bonds	-	1,183	33	(1)	1,216
Foreign governments	-	1	-		1
Corporate obligations	-	573	1	(1)	574
Mortgage-backed securities:
Residential mortgage-backed agency	-	936	-		936
Residential mortgage-backed non-agency	-	19	1	(1)	20
Commercial mortgage-backed	-	20	1	(1)	21
Asset-backed securities:
Collateralized debt obligations	-	11	6	(1)	17
Other asset-backed	-	61	4	(1)	65

Total fixed maturity investments	340	2,808	46		3,194
Money market securities	98	-	-		98
Perpetual debt securities	2	5	2	(1)	9
Cash and cash equivalents	265	-	-		265

Total assets	$705	$2,813	$48		$3,566

Liabilities:
Derivative liabilities	$-	$7	$-		$7

Total liabilities	$-	$7	$-		$7

(1)	-	Unobservable inputs are either not developed by National or do not significantly impact the overall fair values of the aggregate financial assets and liabilities.

Level 3 Analysis

Level 3 assets at fair value were $40 million and $48 million as of March 31, 2013 and December 31, 2012, respectively, and represented 1.1% and 1.3%, respectively, of total assets measured at fair value.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

The following tables present the fair values and carrying values of National’s assets and liabilities that are disclosed at fair value but not reported at fair value on National’s consolidated balance sheets as of March 31, 2013 and December 31, 2012:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value Balance as of March 31, 2013	Carry Value Balance as of March 31, 2013
Assets:
Securities purchased under agreements to resell	$-	$480	$37	$517	$474
Secured loan to an affiliate	-	1,710	-	1,710	1,681
Receivable for investments sold	2	-	-	2	2
Accrued investment income	25	29	-	54	54
Other investments	-	-	9	9	9

Total assets	$27	$2,219	$46	$2,292	$2,220

Liabilities:
Securities sold under agreements to repurchase	$51	$446	$-	$497	$474
Payable for investments purchased	50	-	-	50	50

Total liabilities	$101	$446	$-	$547	$524

Financial Guarantees:
Gross	$-	$-	$2,215	$2,215	$1,729
Ceded	-	-	78	78	-

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value Balance as of December 31, 2012	Carry Value Balance as of December 31, 2012
Assets:
Securities purchased under agreements to resell	$-	$412	$117	$529	$481
Secured loan to an affiliate	-	1,685	-	1,685	1,651
Receivable for investments sold	16	-	-	16	16
Accrued investment income	25	29	-	54	54
Other investments	-	-	9	9	9

Total assets	$41	$2,126	$126	$2,293	$2,211

Liabilities:
Securities sold under agreements to repurchase	$51	$451	$-	$502	$481
Payable for investments purchased	50	-	-	50	50

Total liabilities	$101	$451	$-	$552	$531

Financial Guarantees:
Gross	$-	$-	$2,186	$2,186	$1,831
Ceded	-	-	77	77	-

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

The following tables present information about changes in Level 3 assets (including short-term investments) measured at fair value on a recurring basis for the periods ended March 31, 2013 and 2012:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended March 31, 2013

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of March 31, 2013
Assets:
State and municipal bonds	$33	$2	$-	$(1)	$-	$-	$-	$(1)	$(13)	$-	$-	$20	$-
Corporate obligations	1	-	-	-	-	-	-	(1)	-	-	-	-	-
Residential mortgage-backed non-agency	1	-	-	-	-	-	-	-	-	-	-	1	-
Commercial mortgage-backed	1	-	-	-	-	-	-	-	-	1	(1)	1	-
Collateralized debt obligations	6	-	-	-	-	-	-	(1)	-	6	(1)	10	-
Other asset-backed	4	-	-	-	-	-	-	(1)	-	5	-	8	-
Perpetual debt securities	2	-	-	-	-	-	-	-	-	-	(2)	-	-

Total assets	$48	$2	$-	$(1)	$-	$-	$-	$(4)	$(13)	$12	$(4)	$40	$-

(1)	-	Transferred in and out at the end of the period.

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended March 31, 2012

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) (Losses) Included in Earnings	Unrealized Gains / Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of March 31, 2012
Assets:
State and municipal bonds	$28	$-	$-	$-	$-	$-	$-	$(1)	$-	$-	$-	$27	$-
Residential mortgage-backed non-agency	5	-	-	-	-	-	-	-	-	-	(1)	4	-
Commercial mortgage-backed	2	-	-	-	-	-	-	-	-	-	(1)	1	-
Collateralized debt obligations	5	-	-	-	-	-	-	-	(2)	1	(1)	3	-
Other asset-backed	8	-	-	-	-	1	-	-	-	2	(2)	9	-
Perpetual debt securities	1	-	-	1	-	-	-	-	-	-	(2)	-	-

Total assets	$49	$-	$-	$1	$-	$1	$-	$(1)	$(2)	$3	$(7)	$44	$-

(1)	-	Transferred in and out at the end of the period.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Fair Value of Financial Instruments (continued)

Transfers into and out of Level 3 were $12 million and $4 million, respectively, for the three months ended March 31, 2013. Transfers into and out of Level 2 were $4 million and $12 million, respectively, for the three months ended March 31, 2013. Transfers into Level 3 were principally related to CDOs and other ABS where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally for perpetual bonds, CDOs and commercial mortgage-backed securities where inputs, which are significant to their valuation, became observable during the quarter. These Level 2 inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs.

Transfers into and out of Level 3 were $3 million and $7 million, respectively, for the three months ended March 31, 2012. Transfers into and out of Level 2 were $7 million and $3 million, respectively, for the three months ended March 31, 2012. Transfers into Level 3 were principally related to other ABS and CDOs where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally for other ABS and equity securities where inputs, which are significant to their valuation, became observable during the quarter. These Level 2 inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs.

There were no transfers in or out of Level 1 during the three months ended March 31, 2013 and 2012. All fair value hierarchy designations are made at the end of each accounting period.

There were no changes and no balances in Level 3 liabilities measured at fair value on a recurring basis for the three months ended March 31, 2013 and 2012.

Note 6: Investments

National’s investments include debt and equity securities classified as AFS. Other invested assets designated as AFS are primarily comprised of money market funds.

The following tables present the amortized cost, fair value and corresponding gross unrealized gains and losses for AFS investments in National’s investment portfolios as of March 31, 2013 and December 31, 2012:

	March 31, 2013
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
U.S. Treasury and government agency	$288	$1	$(1)	$288
State and municipal bonds	1,149	48	(2)	1,195
Corporate obligations	498	8	(4)	502
Mortgage-backed securities:
Residential mortgage-backed agency	839	15	(3)	851
Residential mortgage-backed non-agency	13	2	-	15
Commercial mortgage-backed	16	1	-	17
Asset-backed securities:
Collateralized debt obligations	17	-	-	17
Other asset-backed	54	2	-	56

Total fixed-maturity investments	2,874	77	(10)	2,941
Money market securities	200	-	-	200
Perpetual debt securities	7	1	-	8

Total AFS investments	$3,081	$78	$(10)	$3,149

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Investments (continued)

	December 31, 2012
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
U.S. Treasury and government agency	$318	$1	$(1)	$318
State and municipal bonds	1,142	74	(1)	1,215
Foreign governments	1	-	-	1
Corporate obligations	471	11	(2)	480
Mortgage-backed securities:
Residential mortgage-backed agency	888	17	-	905
Residential mortgage-backed non-agency	13	2	-	15
Commercial mortgage-backed	14	1	-	15
Asset-backed securities:
Collateralized debt obligations	13	-	-	13
Other asset-backed	55	2	-	57

Total fixed-maturity investments	2,915	108	(4)	3,019
Money market securities	85	-	-	85
Perpetual debt securities	7	-	-	7

Total AFS investments	$3,007	$108	$(4)	$3,111

The following table presents the distribution by contractual maturity of AFS fixed-maturity securities at amortized cost and fair value as of March 31, 2013. Contractual maturity may differ from expected maturity as borrowers may have the right to call or prepay obligations.

In millions	Amortized Cost	Fair Value
Due in one year or less	$46	$46
Due after one year through five years	404	408
Due after five years through ten years	586	594
Due after ten years through fifteen years	229	240
Due after fifteen years	670	697
Mortgage-backed and asset-backed	939	956

Total fixed-maturity investments	$2,874	$2,941

Deposited Securities

The fair value of securities on deposit with various regulatory authorities was $6 million as of March 31, 2013 and December 31, 2012. These deposits are required to comply with state insurance laws.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Investments (continued)

Impaired Investments

The following tables present the gross unrealized losses related to AFS investments as of March 31, 2013 and December 31, 2012:

	March 31, 2013
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
U.S. Treasury and government agency	$55	$(1)	$-	$-	$55	$(1)
State and municipal bonds	196	(1)	38	(1)	234	(2)
Corporate obligations	250	(4)	1	-	251	(4)
Mortgage-backed securities:
Residential mortgage-backed agency	403	(3)	-	-	403	(3)
Residential mortgage-backed non-agency	-	-	2	-	2	-
Commercial mortgage-backed	2	-	1	-	3	-
Asset-backed securities:
Collateralized debt obligations	4	-	-	-	4	-
Other asset-backed	3	-	-	-	3	-

Total fixed-maturity investments	913	(9)	42	(1)	955	(10)
Perpetual debt securities	1	-	-	-	1	-

Total	$914	$(9)	$42	$(1)	$956	$(10)

	December 31, 2012
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
U.S. Treasury and government agency	$68	$(1)	$-	$-	$68	$(1)
State and municipal bonds	63	-	41	(1)	104	(1)
Corporate obligations	189	(2)	3	-	192	(2)
Mortgage-backed securities:
Residential mortgage-backed agency	172	-	-	-	172	-
Residential mortgage-backed non-agency	-	-	2	-	2	-
Commercial mortgage-backed	3	-	-	-	3	-
Asset-backed securities:
Collateralized debt obligations	1	-	4	-	5	-
Other asset-backed	4	-	-	-	4	-

Total fixed-maturity investments	500	(3)	50	(1)	550	(4)
Perpetual debt securities	1	-	1	-	2	-

Total	$501	$(3)	$51	$(1)	$552	$(4)

With the weighting applied on the fair value of each security relative to the total fair value, the weighted average contractual maturity of securities in an unrealized loss position as of March 31, 2013 and December 31, 2012 was 19 and 16 years, respectively. As of March 31, 2013 and December 31, 2012, there were 14 and 27 securities, respectively, that were in an unrealized loss position for a continuous twelve month period or longer, of which the fair values of 3 and 7 securities, respectively, were below book value by more than 5%.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Investments (continued)

National has evaluated on a security-by-security basis whether the unrealized losses in its investment portfolios were other-than-temporary considering the duration and severity of unrealized losses, the circumstances that gave rise to the unrealized losses, and whether National has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recoveries. Based on its evaluation, National determined that the unrealized losses on these securities were temporary in nature because its impairment analysis, including projected discounted future cash flows, indicated that National would be able to recover the amortized cost of impaired assets. National also concluded that it does not have the intent to sell securities in an unrealized loss position and it is more likely than not that it would not have to sell these securities before recovery of their cost basis. In making this conclusion, National examined the cash flow projections for its investment portfolios, the potential sources and uses of cash in its businesses, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management or other plans as of March 31, 2013 that would require the sale of impaired securities. On a quarterly basis, National re-evaluates the unrealized losses in its investment portfolios to determine whether an impairment loss should be realized in current earnings based on adverse changes in its expectation of cash flows and changes in its intent to sell securities.

Sales of AFS Investments

Gross realized gains and losses are recorded in “Net gains (losses) on financial instruments at fair value and foreign exchange” in the consolidated statements of operations of National. The proceeds and gross realized gains and losses from sales of AFS investments for the three months ended March 31, 2013 and 2012 were as follows:

	Three Months Ended March 31,
In millions	2013	2012
Proceeds from sales	$397	$630
Gross realized gains	$31	$6
Gross realized losses	$(1)	$(1)

Note 7: Income Taxes

National’s income taxes and the related effective tax rates for the three months ended March 31, 2013 and 2012 are as follows:

	Three Months Ended March 31,
In millions	2013		2012
Income (loss) before income taxes	$140		$49
Provision (benefit) for income taxes	$48	34.3%	$15	30.6%

For the three months ended March 31, 2013 and 2012, National’s effective tax rate was lower than the U.S. statutory rate of 35% primarily due to tax exempt interest, net of proration.

Accounting for Uncertainty in Income Taxes

As of March 31, 2013 and 2012, National did not have any uncertain tax positions and corresponding interest or penalties related to income taxes. National is a member of MBIA Inc.’s consolidated U.S. tax group and its only income tax jurisdiction is the U.S. National also files premium and franchise taxes in various states.

Tax Sharing Arrangement

National files its U.S. Corporation Income Tax Return as a member of MBIA Inc.’s consolidated group. National participates in a tax sharing agreement with MBIA Inc. under which it is allocated its share of consolidated tax liability or tax benefit, determined on a separate company basis. In the three months ended March 31, 2013, National has, under the tax sharing agreement, made a tax payment to MBIA Inc. of $17 million which represented additional tax liability for the tax year ended 2012. National’s payments are being placed in escrow by MBIA Inc. and will remain in escrow until the expiration of a two-year carryback period which would allow National to carryback a separate company tax loss and recover all or a portion of the escrowed funds. After the two year period, the escrow, to the extent not recovered upon carrying back a loss, is released to MBIA Inc. During the first quarter, $115 million was released from escrow.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 8: Accumulated Other Comprehensive Income

The following table presents the changes in the components of AOCI for the three months ended March 31, 2013:

In millions	Unrealized Gains (Losses) On AFS Securities, Net(1)
Balance, January 1, 2013	$68
Other comprehensive income before reclassification	(6)
Amounts reclassified from AOCI	(18)

Net current period other comprehensive income	(24)

Balance, March 31, 2013	$44

(1) - All amounts are presented net of tax. Amounts in parentheses indicate debits.

The following table presents the details of the reclassifications from AOCI for the three months ended March 31, 2013:

In millions
Details about AOCI Components	Amounts Reclassified From AOCI(1)	Affected Line Item on the Consolidated Statements of Operations
Reclassification adjustments on sale of securities	$(27)	Net gains (losses) on financial instruments at fair value and foreign exchange
	9	Provision (benefit) for income taxes

Total reclassifications for the period	$(18)	Net income (loss)

(1)	-	Amounts in parentheses indicate debits.

Note 9: Commitments and Contingencies

The following commitments and contingencies provide an update to those discussed in “Note 14: Commitments and Contingencies” in the Notes to Consolidated Financial Statements included in Exhibit 99.1 of MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 and should be read in conjunction with the complete descriptions provided in the aforementioned note included in Exhibit 99.1 of Form 10-K. In the normal course of operating its business, National may be involved in various legal proceedings. Additionally, MBIA Inc. together with its subsidiaries (“MBIA”) may be involved in various legal proceedings that directly or indirectly impact National.

Transformation Litigation

ABN AMRO Bank N.V. et al. v. Eric Dinallo et al.; Index no. 601846/09 (N.Y. Sup. Ct., N.Y. County)

On March 4, 2013, the court issued a decision dismissing the Article 78 proceeding. On April 2, 2013, the remaining plaintiffs filed a Notice of Appeal to the Appellate Division, First Department. In May of 2013, following the Bank of America and Societe Generale settlements, all plaintiffs in this matter have agreed to dismiss their claims. A Stipulation of Discontinuance will be filed shortly.

ABN AMRO Bank N.V. et al. v. MBIA Inc. et al.; Index No. 601475/2009 (N.Y. Sup. Ct., N.Y. County)

In May of 2013, following the Bank of America and Societe Generale settlements, all plaintiffs in this matter have agreed to dismiss their claims. A Stipulation of Discontinuance will be filed shortly.

Barclays Bank PLC., et al. v. Wrynn et al.; Index No. 651811/2010 (N.Y. Sup. Ct., N.Y. County)

In May of 2013, following the Bank of America and Societe Generale settlements, all plaintiffs in this matter have agreed to dismiss their claims. A Stipulation of Discontinuance will be filed shortly.

CQS ABS Master Fund Ltd., CQS Select ABS Master Fund Ltd., and CQS ABS Alpha Master Fund Ltd. v. MBIA Inc. et al.; Civil Action No. 12-cv-6840 (R.S.) (S.D.N.Y.)

On March 18, 2013, argument was heard on MBIA’s motion to disqualify plaintiffs’ counsel, White & Case LLP.

Broadbill Partners LP, et al. v. MBIA Inc., et al.; Index No. 653865/2012 (N.Y. Sup. Ct., N.Y. County)

A hearing on MBIA’s motion to dismiss is scheduled for June 11, 2013.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 9: Commitments and Contingencies (continued)

Corporate Litigation

Bank of America v. MBIA Inc. and The Bank of New York Mellon, as Indenture Trustee; Index No. 70444/2012 (N.Y. Sup. Ct., Westchester County)

In May of 2013, the parties reached an agreement to resolve their respective claims in this action. A Stipulation of Discontinuance without Prejudice will be filed shortly.

MBIA Inc. v. Bank of America Corp. and Blue Ridge Investments, L.L.C.; Index No. 51664/2013 (N.Y. Sup. Ct., Westchester County)

In May of 2013, the parties reached an agreement to resolve their respective claims in this action. A Stipulation of Discontinuance without Prejudice will be filed shortly.

Mary Crescente v. Joseph Brown, et al.; Index No. 17595/2008 (N.Y. Sup. Ct., Westchester County)

On March 25, 2013, a stipulation of discontinuance was filed with the court resolving the litigation.

Ambac Bond Insurance Coverage Cases, Coordinated Proceeding Case No. JCCP 4555 (Super. Ct. of Cal., County of San Francisco)

On March 22, 2013, the court granted the Bond Insurer defendants’ motion to strike pursuant to California’s Anti-SLAPP statute dismissing the plaintiffs’ claims under California’s Cartwright Act.

MBIA and National are defending against the aforementioned actions and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on National’s ability to implement its strategy and on its business, results of operations, cash flows and financial condition. At this stage of the various litigations, there has not been a determination as to the amount, if any, of damages. Accordingly, National is not able to estimate any amount of loss or range of loss.

There are no other material lawsuits pending or, to the knowledge of National, threatened, to which National is a party.

Note 10: Subsequent Events

In May of 2013, MBIA Inc., together with its subsidiaries, MBIA Insurance Corporation and National, entered into the BofA Settlement Agreement with Bank of America. Under the terms of the BofA Settlement Agreement, MBIA Insurance Corporation received a payment of approximately $1.7 billion, consisting of $1.6 billion in cash and $136 million principal amount of MBIA Inc.’s 5.70% Senior Notes due 2034. The payment from Bank of America, including the MBIA Inc. bonds, was used to repay the remaining outstanding balance and accrued interest on the National Secured Loan in accordance with its terms. The National Secured Loan balance of $1.7 billion as of March 31, 2013 was reduced to approximately $1.6 billion prior to the Bank of America settlement as a result of the receipt by MBIA Insurance Corporation of $110 million in settlement of Flagstar Bank’s put-back obligation. Among other terms of the BofA Settlement Agreement, Bank of America agreed to dismiss the pending litigation between the parties concerning the restructuring transactions announced by MBIA on February 18, 2009. The NYSDFS advised MBIA Insurance Corporation that the NYSDFS did not object to the BofA Settlement Agreement.

In May of 2013, MBIA Inc., together with its subsidiaries, MBIA Insurance Corporation and National, entered into a settlement agreement with Societe Generale.

As a result of the Bank of America settlement and the Societe Generale settlement, all litigation brought originally by the group of eighteen domestic and international financial institutions, relating to the establishment of National, has been resolved.

Refer to “Note 9: Commitments and Contingencies” for information about legal proceedings that developed after March 31, 2013.